Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL RESPONDS TO TOSHIBA STATEMENT RELATED TO NAND FLASH-MEMORY

JOINT VENTURES

Western Digital To Continue With Arbitration Process

SAN JOSE, Calif. — June 2, 2017 — Western Digital Corp. (NASDAQ: WDC) today issued the following in response to Toshiba Corporation’s (“Toshiba”) statement that it will transfer back the three NAND flash-memory joint ventures (“the JVs”) operated with Western Digital from Toshiba Memory Corporation (“TMC”):

Toshiba’s representation that it will “revert to itself” the JV interests from TMC confirms Western Digital’s position that any attempt by Toshiba to transfer those interests would breach SanDisk’s contractual consent rights. Toshiba’s new action does not resolve SanDisk’s claims in the pending arbitration; in fact, Toshiba has simply replaced one attempt to circumvent SanDisk’s consent rights with another. The arbitration will therefore continue.

Western Digital continues to believe that any actions by Toshiba to transfer its JV interests to a third party without SanDisk’s consent clearly violate the anti-transfer provisions of the joint venture agreements. Western Digital does not believe that Toshiba has cured its breach of the JV Agreements. The JV interests at stake here, with respect to which SanDisk has consent rights, include all rights and assets associated with the JVs and form the core value of what Toshiba improperly transferred to TMC. Toshiba’s comment in its May 31, 2017 letter to Western Digital that it is transferring back to Toshiba no more than 5% of the value of the bids that Toshiba has received for TMC makes it clear that the full JV interests over which SanDisk has consent rights have not in fact been transferred back to Toshiba and that Toshiba is still planning on transferring those JV interests in clear breach of SanDisk’s valuable and essential contractual rights.

Western Digital Responds To Toshiba Statement Related To Nand Flash-Memory Joint Ventures

We firmly believe that Western Digital is best positioned to assist Toshiba in addressing its challenges and advancing its legacy of technology innovation in Japan. We remain steadfast in our desire to work with Toshiba to achieve a win-win solution and favorable outcome for all involved.

On May 14, 2017, Western Digital announced that several of its SanDisk subsidiaries filed a Request for Arbitration with the ICC International Court of Arbitration related to three NAND flash-memory joint ventures operated with Toshiba. The arbitration demand seeks, among other things, injunctive relief preventing Toshiba from further breaching the JV agreements by transferring its JV interests, or any interest in an affiliate that holds its JV interests, without SanDisk’s consent. Per the provisions of the joint venture agreements, the arbitration will take place in San Francisco, California.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the Flash JVs, SanDisk’s rights under the joint venture agreements and SanDisk’s actions in response to Toshiba’s claims regarding the Flash JVs. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: uncertainties with respect to the company’s business ventures with Toshiba; volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of

Western Digital Responds To Toshiba Statement Related To Nand Flash-Memory Joint Ventures

products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 8, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

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